Exhibit 4.2

 [FORM OF FACE OF SERIES B NOTE]

[Depository Legend, if applicable]

No. [ ]	Principal Amount $[ ]
CUSIP NO.

PROSPECT MEDICAL HOLDINGS, INC.

12¾% Senior Secured Note, Series B, due 2014

Prospect Medical Holdings Inc., a Delaware corporation, promises to pay to [Cede & Co.],* or its registered assigns, the principal sum of [  ] Dollars on July 15, 2014.

Interest Payment Dates:  January 15 and July 15

Record Dates:  January 1 and July 1

Additional provisions of this Security are set forth on the other side of this Security.

PROSPECT MEDICAL HOLDINGS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION
as Trustee, certifies
that this is one of
the Securities referred
to in the Indenture.

By:
	Authorized Officer	Date: , 2009

[FORM OF REVERSE SIDE OF SERIES B NOTE]
PROSPECT MEDICAL HOLDINGS, INC.

12¾% Senior Secured Note, Series B, due 2014

1.             Interest

Prospect Medical Holdings Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

The Company will pay interest semiannually on January 15 and July 15 of each year commencing January 15, 2010.  Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from July 29, 2009.  The Company shall pay interest on overdue principal, and on overdue premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Securities to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  In addition, the Company will pay any Additional Interest specified in the Registration Rights Agreement.  The Holder of this Security is entitled to the benefits of such Registration Rights Agreement.  Additional Interest shall be paid to the same Persons, in the same manner and at the same times as regular interest.

2.             Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Security is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest (including Additional Interest).  The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders at the close of business on the January 1 or July 1 next preceding the interest payment date even if Securities are cancelled, repurchased or redeemed after the record date and on or before the interest payment date.  Holders must surrender Securities to a Paying Agent to collect principal payments.  The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.  The Company will make all payments in respect of a Definitive Security (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.             Paying Agent and Registrar

Initially, U.S. Bank National Association (the “Trustee”) will act as Trustee, Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Securityholder.  The Company or any of its domestically organized, wholly owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.             Indenture

The Company issued the Securities under an Indenture dated as of July 29, 2009 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”).  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Securities are subject to all terms and provisions of the Indenture, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

The Securities are secured senior obligations of the Company.  The aggregate principal amount of Securities that may be authenticated and delivered under the Indenture is unlimited, provided that at least the Net Cash Proceeds from any issuance of Additional Securities are invested in Additional Assets in accordance with the Indenture.  This Security is one of the 12¾% Senior Secured Notes, Series B, due 2014 referred to in the Indenture.  The Securities include (i) $160,000,000 aggregate principal amount of the Company’s 12¾% Senior Secured Notes, Series A, due 2014 issued under the Indenture on July 29, 2009 (herein called “Initial Securities”), (ii) if and when issued, additional 12¾% Senior Secured Notes, Series A, due 2014 or 12¾% Senior Secured Notes, Series B, due 2014 of the Company that may be issued from time to time under the Indenture subsequent to July 29, 2009 (herein called “Additional Securities”) as provided in Section 2.1(a) of the Indenture and (iii) if and when issued, the Company’s 12¾% Senior Secured Notes, Series B, due 2014 that may be issued from time to time under the Indenture in exchange for Initial Securities or Additional Securities in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Securities”).  The Initial Securities, Additional Securities and Exchange Securities are treated as a single class of securities under the Indenture and shall be secured by first and second priority Liens and security interests, subject to Permitted Liens, in the Collateral.  The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, sale-leaseback transactions, the sale of capital stock of restricted subsidiaries, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations.  The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Securities by certain subsidiaries.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Securities and all other amounts payable by the Company under the Indenture, the Securities, the Registration Rights Agreement and the Collateral Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Subsidiary Guarantors have unconditionally guaranteed (and future guarantors, together with the Subsidiary Guarantors, will unconditionally guarantee), jointly and severally, such obligations on a senior, secured basis pursuant to the terms of the Indenture.

5.             Redemption

Except as set forth below, the Securities will not be redeemable at the option of the Company prior to July 15, 2012.  On and after such date, the Securities will be redeemable, at the Company’s option, in whole or in part, at any time upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest (including Additional Interest) on the Securities to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

If redeemed during the 12-month period commencing on July 15 of the year set forth below:

Period	Redemption Price
2012	106.375%
2013 and thereafter	100.000%

In addition, at any time and from time to time prior to July 15, 2012, the Company may redeem in the aggregate up to 35% of the original principal amount of the Securities with the Net Cash Proceeds of one or more Equity Offerings by the Company at a redemption price (expressed as a percentage of principal amount) of 112.750% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest) to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1)           at least 65% of the original principal amount of the Securities (calculated after giving effect to any issuance of Additional Securities) must remain outstanding after each such redemption; and

(2)           each such redemption occurs within 60 days of the date of closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest (including Additional Interest), if any, will be paid on the optional redemption date to the Person in whose name the Security is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Securities will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Securities for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed or, if the Securities are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Security of $2,000 in original principal amount or less will be redeemed in part.  If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed.  A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security.  On and after the redemption date, interest will cease to accrue on Securities or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

In addition, at any time prior to July 15, 2012, upon not less than 30 nor more than 60 days’ notice mailed by first-class mail to each Holder’s registered address, the Company may redeem the Securities, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Security at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Security and (ii) the excess, if any, of (A) the present value as of such date of redemption of (1) the redemption price of such Security on July 15, 2012 (such redemption price being described in this Section 5) plus (2) all required interest payments due on such Security through July 15, 2012, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Security.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 15, 2012; provided, however, that if the period from the redemption date to July 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Prior to the mailing of any notice of redemption of the Securities, the Company shall deliver to the Trustee an Officers’ Certificate stating that the Company is entitled to effect such redemption, accompanied by an opinion of counsel satisfactory to the Trustee, acting reasonably, that the conditions precedent to the right of redemption have occurred.  Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.  The Company will be bound to redeem the Securities on the date fixed for redemption.

The Company is not required to make any mandatory redemption payments or sinking fund payments with respect to the Securities.

The Company may acquire Securities by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

6.             Repurchase Provisions

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Securities as described under paragraph 5 of the Securities, each Holder will have the right to require the Company to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

7.             Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof.  A Holder may transfer or exchange Securities in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Security (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Securities and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Security being redeemed in part.

8.             Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

9.             Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

10.           Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities, the Indenture and the Collateral Documents if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities to redemption or maturity, as the case may be.

11.           Amendment, Supplement, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Securities, the Subsidiary Guarantees or the Collateral Documents may be amended or supplemented by the Company, Subsidiary Guarantors and Trustee with the written consent of the Holders of at least a majority in principal amount of the then outstanding Securities and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the written consent of each Securityholder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Securities.  Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company, Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Securities, the Subsidiary Guarantees or the Collateral Documents to cure any ambiguity, omission, defect or inconsistency, to comply with Article IV or Article X of the Indenture, to provide for uncertificated Securities in addition to, or in place of, certificated Securities, to add Guarantees with respect to the Securities, to release Subsidiary Guarantors upon their designation as Unrestricted Subsidiaries or otherwise in accordance with the Indenture, to secure the Securities, to release Liens in favor of the Collateral Agent in the Collateral as provided under the collateral release provisions, to add additional covenants of the Company, to surrender rights and powers conferred on the Company, to comply with any requirement of the SEC in connection with qualifying the Indenture under the Act, to make any change that does not adversely affect the rights of any Securityholder or, in the case of the Intercreditor Agreement, that does not adversely affect the rights of any Securityholder in any material respect, to provide for the issuance of Exchange Securities, to provide for the appointment of a successor trustee or to conform the text of the Indenture, the Securities, the Subsidiary Guarantees or the Collateral Documents to any provision under the heading “Description of the Notes” in the Offering Memorandum to the extent that such provision in the Offering Memorandum is intended to be a verbatim recitation of a provision of the Indenture, the Securities, the Subsidiary Guarantees or the Collateral Documents.

12.           Defaults and Remedies

Under the Indenture, Events of Default include (each of which is described in greater detail in the Indenture) (i) default for 30 days in payment of interest or Additional Interest when due on the Securities; (ii) default in payment of principal or premium, if any, on the Securities at Stated Maturity, upon required repurchase or upon optional redemption pursuant to paragraph 5 of the Securities, upon declaration or otherwise; (iii) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article IV or Section 10.2 of the Indenture; (iv) failure by the Company to comply for 30 days after written notice with any of its obligations under the covenants described under Section 3.10 of the Indenture (other than a failure to purchase Securities when required under the Indenture, which failure shall constitute an Event of Default under clause (ii) above) or failure by the Company or any Subsidiary Guarantor to comply for 30 days after written notice with any of its obligations under the Collateral Documents; (v) the failure by the Company to comply for 60 days after written notice with its other agreements contained in the Indenture or under the Securities (other than those referred to in clause (i), (ii), (iii) or (iv) above); (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary Guarantor (or the payment of which is guaranteed by the Company or any Subsidiary Guarantor), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”) or (b) results in the acceleration of such Indebtedness prior to its maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary; (viii) failure by the Company or any Subsidiary Guarantor to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged, waived or stayed for a period of 60 days; (ix) any Subsidiary Guarantee or any Collateral Document ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the Company or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture, any Subsidiary Guarantee or any Collateral Document to which it is a party; or (x) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture, (B) any security interest created thereunder or under the Indenture is declared invalid or unenforceable or (C) the Company or any Subsidiary Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.  However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default and the Company does not cure such Default within the time specified in clause (iv) or (v) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (vii) hereof) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare all the Securities to be due and payable immediately.  If an Event of Default described in clause (vii) hereof occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest (including

Additional Interest) on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security.  Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Securityholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.           Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.           No Recourse Against Others

An incorporator, director, officer, employee or stockholder of each of the Company or any Subsidiary Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Company or any Subsidiary Guarantor under the Securities, the Indenture, the Collateral Documents or the Subsidiary Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Securityholder waives and releases all such liability.  The waiver and release are a part of the consideration for the issuance of the Securities.

15.           Authentication

This Security shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

16.           Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17.           CUSIP, Common Code and ISIN Numbers

The Company has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Securities and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Securityholders.  No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18.           Governing Law

This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture, which has in it the text of this Security in larger type.  Requests may be made to:

Prospect Medical Holdings Inc.
10780 Santa Monica Blvd., Suite 400

Los Angeles, CA 90025

Attention:  General Counsel